Exhibit 99.1

news release

Media Contact

Michelle Guswiler

Senior Vice President

Corporate Communications

630.468.4760

Investor Contact

John Springer

Vice President

Investor Relations

630.468.4797

FOR IMMEDIATE RELEASE

SIRVA Resolves Antitrust Matter

CHICAGO, February 24, 2006 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, announced today that a subsidiary, Allied Freight Forwarding, Inc., has resolved an antitrust case which arose from actions of former employees between April 2000 and October 2001. Based on a plea agreement with the U.S. Department of Justice, Allied Freight Forwarding, Inc. pled guilty to two counts of Sherman Act antitrust violations and was fined $1,043,000.

Separately, SIRVA, Inc. announced today that the Australian Competition and Consumer Commission concluded its inquiry regarding a former SIRVA, Inc. subsidiary and advised that it will not be taking any further action in the matter.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance. SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers. The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers. SIRVA’s

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well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting us will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business Risks” and other risks described in our 2004 Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time. We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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